Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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MANAGEMENT DISCUSSION SECTION

Operator:  Greetings, and welcome to the Winthrop Realty Trust Third Quarter 2010 Financial Results Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Beverly Bergman, Vice President and Director of Investor Relations for Winthrop Realty. Thank you, Ms. Bergman. You may begin.

Beverly Bergman, Vice President and Director – Investor Relations

Thank you, Manny. Good afternoon, everyone, and welcome to the Winthrop Realty Trust Conference Call to discuss our third quarter 2010 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, Chief Financial Officer; and other members of the management team.

This morning, November 4th, we issued a press release and posted on our Web site supplemental financial information, both of which will be furnished on a Form 8-K with the SEC. Both the press release and the supplemental financial information are available on our Web site at www.winthropreit.com. The press release in the News & Events section, and the supplemental financial information in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can also access in the Website’s News & Events section.

At this time, the management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release, and from time to time in our filings with the SEC. We do not undertake a duty to update any forward-looking statements.

Please note that in the press release, we have reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements. This can be found in the FFO table of the press release. Please note that all per share amounts are on a fully diluted basis.

I’d now like to turn the call over to Carolyn Tiffany. Carolyn?

Carolyn B. Tiffany, President

Thank you, Beverly. We invested approximately $67 million during the third quarter of 2010 in new loan assets, and have invested another $34 million since September 30th for a total of approximately $101 million. We continue to see opportunity, predominantly in the form of the acquisition of existing loans, through which we may ultimately acquire an equity interest in the real estate and the origination of new junior loans and preferred equity.

In light of the magnitude of the opportunities we’ve seen over the last six to 12 months, we determined that it was an appropriate time to raise equity, and in September, we sold 5.75 million common shares for net proceeds of approximately $67 million, which we anticipate deploying before the end of the fourth quarter.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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As a result of our recent acquisitions, on which Michael will provide more color later in the call, our overall loan asset and CMBS portfolio has a book basis at September 30, 2010, of over $105 million, and generated interest earnings of over $9.4 million for the nine months ended September 30th, 2010, as compared to interest earnings of just under $2.25 million for the same period in 2009.

Loan assets have been, and we expect will continue to be our fastest growing investment segment in this market environment.

Our operating properties portfolio consists of 37 properties containing 8.2 million square feet. Our consolidated properties were 94% leased at September 30, 2010, which is consistent with leasing at June 30, 2010.

We expect that rental income from our operating properties will decline in 2011 as a result of the non-renewal by Kroger of six properties, and the non-renewable by Viacom at our Churchill property, which together generated rental revenues of $3.3 million for the nine months ended September 30, 2010.

Concerning the Kroger portfolio, there were 11 remaining properties.  As we discussed, Kroger exercised its renewal rights on five properties, which now have lease terms through 2015 and 2017, and it exercised its purchase option on the Athens, Georgia property, which was sold to Kroger on November 2, 2010.

In addition to the Athens, Georgia property, three other Kroger properties have been characterized     as discontinued operations.  With respect to two of these, the Lafayette, Louisiana and Sherman, Texas properties, we concluded after marketing the properties that there was not sufficient interest in the market at a rate or price that made sense to exercise our ground rent renewal or purchase options. As such, the properties reverted back to the landowner on November 1, 2010.

Concerning the fourth property in discontinued operations located in Knoxville, Tennessee, we believe the best maximization of value will be through the sale of the property to a local or regional developer.

With respect to the remaining two properties for which Kroger did not renew and are located in St. Louis, Missouri and Denton, Texas, we continue to market them for lease or sale.

On November 1, 2010, we acquired, pursuant to our option, the land underlying six of the Kroger properties for an aggregate purchase price of $4.2 million.

Our litigation against our tenant at the Churchill property is proceeding, and we are in the discovery process.

The balance of our net leased properties continues to perform under the terms of their leases, and there are no credit issues.

The three properties in our Sealy joint venture comprise 2.1 million rentable square feet consisting of 18 office flex buildings and 13 light distribution and service center properties which are located in Northwest Atlanta and Atlanta, Georgia and Nashville, Tennessee.

These properties had occupancies of 75%, 67% and 88%, respectively, at September 30, 2010. This compares to occupancies of 71%, 69% and 89% at June 30, 2010.

Our Georgia properties continue to have historically low occupancy, but are performing in line with the market, and we’ve not lost any tenants to competing properties. Our Nashville, Tennessee property continues to outperform its market, as several competitors continue to suffer from the flood damage. All of the properties are being aggressively marketed for lease.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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The Marc Realty portfolio, in which we hold an equity investment, was 82% occupied at September 30, 2010, as compared to 84% at June 30, 2010. As we’ve said previously, the downtown assets continue to perform well, while the suburban assets are experiencing leasing challenges.

Similarly, our multi-tenanted Lisle, Illinois properties suffered this year as a result of significant vacancy. The market continues to be weak, but we do not expect that it will worsen significantly, and based on recent activity in the market, we’re cautiously optimistic that occupancy should begin to rebound.

Finally, during the third quarter of 2010, we divested of approximately $16 million of REIT securities, which consisted primarily of bonds. We believe these investments had reached their full value, and therefore we exited our position in these securities and have redeployed the capital during the quarter to fund new acquisitions.

And with that, I will turn the call over to Tom Staples. Tom?

Thomas C. Staples, Chief Financial Officer

Thank you, Carolyn. Good afternoon, everyone. I will be providing an overview of Winthrop’s financial results, as well as a review of our business segments. We have furnished a quarterly supplemental report, which you can access on our Web site’s Investor Relations section.

For the quarter ended September 30, 2010, net income from continuing operations applicable to common shares was $5.3 million or $0.25 per common share compared with net income from continuing operations applicable to common shares of $14.3 million or $0.90 per common share for the quarter ended September 30, 2009.

Funds from operations applicable to common shares, referred to as FFO, for the third quarter of 2010 was $7.7 million or $0.36 per common share compared with FFO of $18 million or $1.14 per common share for the third quarter of 2009. For the nine months ended September 30, 2010, net income from continuing operations applicable to common shares was $14.5 million or $0.69 per common share compared with a net loss from continuing operations applicable to common shares of $78.7 million or $4.97 per common share for the nine months ended September 30, 2009.

FFO applicable to common shares for the nine months ended September 30, 2010, was $24 million or $1.12 per common share. This compared with negative FFO of $68.4 million or a loss of $4.32 per common share for the nine months ended September 30, 2009.

Adjusting FFO for certain items that affect comparability, FFO applicable to common shares for the third quarter 2010 would have been $9.4 million or $0.43 per common share as compared with FFO applicable to common shares of $17.6 million $1.11 per common share for third quarter 2009.

Similarly, excluding items that affect comparability, FFO applicable to common shares for the nine months ended September 30, 2010, would have been $26.6 million or $1.24 per common share compared with $33.7 million or $2.13 per common share for the nine months ended September 30, 2009.

Operating results by business segment were as follows.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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With respect to our operating properties business segment, net operating income was approximately $7 million for the three months ended September 30, 2010, compared with approximately $7.2 million for the three months ended September 30, 2009.

This business segment consists of consolidated operating properties and equity investments in operating properties. Net operating income from our consolidated operating properties decreased by approximately $942,000 due to decreases in rents and reimbursements of $842,000, and an increase in real estate taxes of $278,000, partially offset by a decline in operating expenses of $178,000.

Rents and reimbursements declined, despite higher occupancy from the third quarter of 2009 due to low lower rental rates on new and released space. The real estate tax expense increase was the result of $295,000 of primarily past due taxes at the Deer Valley property, which was acquired through foreclosure in the third quarter 2010.

Operating income from our equity investments in and operating properties increased by $735,000 to $446,000 for the third quarter of 2010 compared to a loss of $289,000 for the third quarter of 2009. Income from our Marc Equity investments increased as a result of a forgiveness of debt income at our 1701 East Woodfield investment, of which our share was $1.1 million. The Sealy investments recorded higher losses of $330,000 primarily as a result of higher vacancy.

We received cash distributions of approximately $1.2 million from the Marc Realty equity investments, and $209,000 from our Sealy equity investments during the three months ended September 30, 2010.

With respect to our loan assets business segment, net operating income was $4 million for the three months ended September 30, 2010, compared with a net operating income of $1.6 million for the three months ended September 30, 2009.

Net operating income from loan assets increased by approximately $2.3 million for the period as a result of a $3.1 million increase in interest income, due primarily to $2,750,000 of interest income recognized on loan assets acquired subsequent to September 30 of 2009, and a $581,000 unrealized gain on loan securities carried at fair value recognized during the three months ended September 30, 2010. Partially offsetting these increases was our equity in the loss from Peter Cooper Village/Stuyvesant Town investment of approximately $1.1 million.

With respect to our REIT securities business segment, net operating income was $3.1 million for the three months ended September 30, 2010, compared with a net operating income of approximately $14.7 million during the prior year period.

The $11.6 million decrease in net operating income from the prior period was primarily as a result of a $10 million decrease in unrealized gain on REIT securities carried at fair value, a $652,000 decrease in interest and dividend income and an $861,000 decrease in gains recognized on the sale of securities. The overall decline reflects the result of our planned divestiture of the REIT securities.

During the quarter ended September 30, 2010, we sold securities for approximately $16.4 million, which we had previously purchased for approximately $11.7 million and had previously recognized unrealized gains of approximately $4.9 million and recorded realized losses of $185,000 on these sales.

At September 30, 2010, we had cash, cash equivalents and restricted cash of $111.8 million compared to a balance of $76 million at December 31, 2009. Lastly, on October 15, 2010, we paid a regular quarterly cash dividend of $0.1625 per common share for the third quarter of 2010.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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Now I’ll turn the call over to Michael Ashner. Michael?

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Tom. With regards to our transactions this quarter, as Carlyon mentioned, we are pleased by the increasing number of opportunities we have seen in the market, having executed on a number of acquisitions.

We continue to seek both performing, as well as non-performing loans which can provide us with the opportunity to acquire through foreclosure the underlying collateral or an attractive risk adjusted yield.

In each case, we incorporated a number of variables in assessing potential investments: A significant discount to replacement cost; age; potential for equity participation, if not outright ownership; senior prior debt; strong growth markets; low cost optionality; accretive yield; and again, of course, a superior risk adjusted return. Substantially, all of the underlying assets in which we invest consist of multi-family apartments, office, community retail or iconic hospitality.

By way of example, during the second quarter of 2010, we acquired a first mortgage secured by the Deer Valley Professional Center in Phoenix, Arizona, and quickly converted that loan into equity ownership by foreclosure of the property in August 2010. We recently foreclosed on the Crossroads II office building located in Englewood, Colorado, which secured a loan acquired in June of this year.

In October 2010, we foreclosed and acquired ownership on the equity interest in the property owner with respect to the non-performing mezzanine loan secured by a 180 unit apartment complex located in Meridian, Connecticut.

Our most recent sizeable investment at $21 million is in a B note of a first mortgage loan secured by Moffett Towers. Moffett Towers was a recently completed state-of-the-art class A office campus in Silicon Valley.  Our investment translates to $134 per square foot compared to replacement costs in excess of $300 for square foot. The significant leasing challenges in the market had caused the building to remain vacant longer than anticipated by the developer who continues to make debt service payments, but may face difficulty when it comes time to refinance. We would be pleased to acquire an ownership stake in the property at our basis, and believe there’s a potential for significant upside.

We invested $9.75 million in a $39 million unsecured loan made to a private equity fund by AIG, and then restricted the loan to provide for a 15% interest rate on our cash investment, a discounted payoff option to the borrower of $9.75 million and secured the loan with a first mortgage on entitled land and a $3 million letter of credit. We expect this loan to be repaid in full at maturity, but we like the current risk adjusted 15% return.

As I’m sure many of you are aware, in August, we formed a venture with Pershing Square in which we invested $10.5 million to acquire for $45 million the mezz 1 through mezz 3 stack secured by an ownership interest in Peter Cooper Stuy Town. We knew going into this transaction that there was likely to be a binary outcome with the potential of significant profit. We continue to believe our legal position related to the inter creditor agreement was absolutely correct.

Nevertheless, the decision of the court to permit the lender to foreclose on the property left us with the burden to win our claim and prove damages. In essence, potentially winning the battle, but not winning the war. In our view, this would result in significant short term costs with a potentially long-term outcome subject to the idiosyncrasies of the court system. While our business often involves litigation in pursuit of our rights, it is not one in which we traffic in naked claims with uncertain outcomes.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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Consequently, we redirected our effort on a settlement that refunded our invested capital and left us with the opportunity to bid on the property if and when the lender markets it for sale.

Our patience and commitment to establishing a deal sourcing infrastructure during the recent market volatility has since been repaid. We’re divesting of our securities investments that were made during the first quarter of 2009 at significant returns, and redeploying that capital to the new opportunities we are now seeing.

Since May, we’ve executed on our strategy for acquiring opportunistic investments across broad spectrum types of real estate and at varying levels in the capital stack, investing in excess of $110 million. Our pipeline continues to grow, and we look forward to continuing to execute on these opportunities in the fourth quarter of 2010.

We would now like to open the call to questions. Operator?

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Our first question is from Joshua Barber with Stifel Nicholas. Please go ahead.

<Q – Joshua Barber>: Hi, good afternoon. Can I assume that the Arizona, Colorado and Connecticut properties that you foreclosed upon, were they all included in NOI for the third quarter or we can assume that they’ll be there for the fourth quarter?

<A – Michael Ashner>: It’s different. The Arizona and Denver properties were in the third quarter. The Connecticut would be in the fourth quarter.

<Q – Joshua Barber>: Okay. How...

<A – Carolyn Tiffany>: And actually if I can just clarify that?

<A – Michael Ashner>: Must have been wrong.

<A – Thomas Staples>: The property in Connecticut had no impact on operations during the quarter, as it was a defaulted loan and was not paying any interest. The Deer Valley property, we received some interest payments on, but it was minimal during the quarter, and the Crossroads, there was some interest payments received, but they would have been treated as loans during the quarter and into next quarter they will be showing up in property operations and not in the loan segment.

<Q – Joshua Barber>: Can you give us a sense of what the cash flow impact would be next quarter, assuming that you’re consolidating all the debt on it? Is it cash flow positive, negative or pretty much neutral at this point?

<A – Michael Ashner>: Well, there’s no [inaudible] except for the Meriden and Connecticut properties.

<Q – Joshua Barber>: Right.

<A – Michael Ashner>: We own the other ones free and clear. They’re going to be – it’s going to be flat to zero cash flow. As you know, when we buy these notes with the intention to acquire an equity ownership, there’s generally – we’re generally buying very new properties with vacancy issues. So it’s a lease up situation, and the income won’t grow until we materially increase the occupancies of these properties.

<Q – Joshua Barber>: Okay. Michael, I know that you touched briefly upon that before, but the strategy forward looking at your portfolio of REIT securities. Is that something the you anticipate selling in the next one to two quarters? And how fast do you think that you can get that capital redeployed?

<A – Michael Ashner>: Well, it’s two questions. The answer is it’s likely that we will be out of the REIT securities within the next – entirely out of them within 180 days. How fast can we redeploy the capital? I suspect we’ll be able to redeploy all of that capital within the end of the fourth quarter, if not, the middle of the first quarter. We have seen – it’s interesting.

We all talked about the fact that for the first six month of 2010, the opportunity were few and far between, but I currently see the opportunity spigot has opened considerably, and obviously it’s a confluence of factors which have caused that and in occasion that, but we see a lot more opportunity, a lot more investment opportunity than we saw in the first six months of this year. I’d even say the first 6.5, seven months of this year.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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<Q – Joshua Barber>: That’s good to hear. What about your rent roll schedule on the consolidated portfolio for 2011, excluding anything with Kruger or Viacom? Just assuming that that stays in its current situation?

<A – Carolyn Tiffany>: We don’t have any significant tenant roll over in 2011.

<Q – Joshua Barber>: Including Sealy?

<A – Michael Ashner>: No, the Sealy assets are all multi-tenanted building, but there’s no significant tenant that I’m aware of that’s rolling over next year.

<A – Carolyn Tiffany>: There is one on the Sealy property that could cause the vacancy to decline, but as Michael said, these are generally multi-tenanted properties, so we don’t expect any major drops in occupancy.

<Q – Joshua Barber>: All right. Great. Thanks very much and good luck.

<A – Carolyn Tiffany>: Thank you.

Operator:  [Operator Instructions]

<A – Michael Ashner>: I’d like to make a comment, if I could. I think the way to think about what we’re investing in is to bifurcate it between loans in which we believe there’s a high yield to maturity, and which we expect to be repaid on the one hand, and assets in which we – and loans in which we are acquiring with the intention of becoming an equity owner in the real estate. All of which share a characteristic of their newness and the growth market in which they’re located, and that’s pretty much where I would say our investment focus is going forward, if that clarifies anything for anyone.

Operator:  We have another question. It comes from the line of Brett Reiss with Janney Montgomery Scott. Please go ahead.

<Q – Brett Reiss>: Good afternoon. Hi, Michael.

<A – Michael Ashner>: How are you?

<Q – Brett Reiss>: I’m good. Michael, just in terms of the frequency with which we may see secondaries in the future, and I own some stock in Annaly Capital, and they cap the equity market like every couple of months. When you – you’re seeing a lot opportunities. When you spend through the existing capital base, what is your philosophy on future secondaries?

<A – Michael Ashner>: Well, senior management, as well the Board of Directors is committed to growing this company over the next three years. This is what we do, and we will grow the company, and we will from time to time in all likelihood issue additional common stock. Having said that, I believe that Debbie Cafaro is correct that your balance sheet has a number of different moving parts on it and you have to think about it.

What we do need do, which we are addressing, is expanding or attempting to do is expanding our line of credit, which will lessen the need to go out to sell common stock to some extent. In addition, at some point as the common base grows larger, we’ll consider preferred stock. So I think what you’re likely to see is a mix of different kinds of capital on our balance sheet as the company grows.

<Q – Brett Reiss>: Talks on expanding your line of credit. Are they more open to that these days than six months ago?

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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<A – Michael Ashner>: Well, they are more open, but the problem for us historically has been a lot of what we buy doesn’t fit into a normal REIT line of credit in that it’s not an unsecured operating asset and it’s not first mortgage. For example, we would not likely be able to put Moffett Towers on a line of credit. Having said that, we are investing, as you may have noticed, we’re buying more and more first mortgage loans, and that probably is a suitable asset for a line of credit. And since the markets are more accepting of expanding lines of credit, that’s something we’re going to pursue definitely.

<Q – Brett Reiss>: In the past, you’ve shared a view that we’re not anywhere near the end of the road of problems with commercial real estate. If to use a baseball analogy, do you think we’re now in the fourth inning of a nine inning ball game, seventh inning? What...

<A – Michael Ashner>: To use a baseball analogy, I have no idea. Look, there’s only one thing that drives real estate in America, and that is employment and until we see significant job growth in America, you’re not going to see the buildings filled. You’re not going to see the shopping centers fill their space. The office buildings won’t be filled. You’re just not going to see it. To the extent you see increases in value, they occur in really two segments. In the 24/7 cities, New York, San Francisco and Washington, D.C., because people think, believe that they’re low risk markets so that you can afford to pay a relatively low yield, acquire a low yield on your investment.

Separately, apartment property is doing very well because they have great access to mortgage financing, and they seem to be holding their own, but elsewhere in commercial real estate throughout the nation right now, I don’t see any significant change or improvement. That’s my view.

<Q – Brett Reiss>: Okay. Thank you.

<A – Thomas Staples>: Sure.

Operator:  [Operator Instructions] With no further questions in queue at this time, I’d like to turn the floor back over to Mr. Ashner for closing comments.

Michael L. Ashner, Chairman and Chief Executive Officer

We appreciate all of you for joining us on today’s call. If you would like to receive additional information about us, feel free to contact Beverly, Carolyn, Tom or myself at our offices at any time. Or you can find additional information about us on our Web site.

Please feel free to contact other members of management team at your convenience with any questions you may have. I thank you all, and have a good afternoon.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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Winthrop Realty Trust, Inc.	FUR	Q3 2010 Earnings Call	Nov. 4, 2010
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